Exhibit 99

BALDOR ELECTRIC COMPANY ANNOUNCES FOURTH QUARTER AND YTD 2009 RESULTS

Fort Smith, Arkansas – February 4, 2010 - Baldor Electric Company (NYSE:BEZ) markets, designs and manufactures industrial electric motors, mechanical power transmission products, drives and generators. Today, Baldor announced unaudited results for fourth quarter 2009.

John McFarland, Chairman and CEO, commented on the Company’s results, “Sales for 2009 were $1.52 billion, net earnings were $59.8 million, and diluted earnings per share were $1.28. Record cash flows from operations of $214.1 million allowed us to reduce our debt balance by $120.8 million during the year.

“In fourth quarter 2009, we had sales of $356.4 million. Sales were down by 25% in part because 2008 had one additional week. Net income of $3.0 million was affected by a $3.0 million tax expense related to a foreign subsidiary dividend we chose to take. This unusual tax expense, not expected to be recurring, reduced net earnings of $0.13 per diluted share by $0.07 per diluted share. Operating margin for fourth quarter improved to 11.1% from 10.8% one year ago on $118 million less sales.”

McFarland added, “Incoming order rates have begun to show improvement. As a result, we expect first quarter 2010 sales to be in a range of $380 - $400 million with continued margin improvement on a year-over-year basis. For the full year of 2010, we expect a slight sales increase.”

	4th Quarter		% Chg	Year-To-Date		% Chg
	2009	2008		2009	2008
(in thousands except per share data)	Jan 2, 2010	Jan 3, 2009		Jan 2, 2010	Jan 3, 2009
Net sales	$356,413	$474,022	(25)%	$1,524,072	$1,954,679	(22)%
Cost of sales	254,054	339,049		1,081,418	1,376,381

Gross profit	102,359	134,973	(24)%	442,654	578,298	(23)%
SG&A	62,883	83,712		265,044	329,701

Operating profit	39,476	51,261	(23)%	177,610	248,597	(29)%
Other income (expense), net	(1,044)	3,316		2,300	6,113
Gain on debt modification	—	—		35,740	—
Debt discount amortization	(2,484)	—		(7,452)	—
Interest expense	(26,429)	(26,762)		(107,084)	(102,441)

Income before income taxes	9,519	27,815	(66)%	101,114	152,269	(34)%
Income taxes	6,531	9,214		41,318	52,846

Net income	$2,988	$18,601	(84)%	$59,796	$99,423	(40)%

Net earnings per share – diluted (excluding income taxes on a foreign subsidiary dividend) (1)	$0.13	$0.40	(68)%
Income taxes on foreign subsidiary dividend	(0.07)	—

Net earnings per share - diluted	$0.06	$0.40	(85)%	$1.28	$2.15	(40)%

Dividends per share	$0.17	$0.17	0%	$0.68	$0.68	0%
Avg shares outstanding – diluted	47,033	46,266		46,816	46,339

BALDOR ELECTRIC COMPANY FOURTH QUARTER AND YTD 2009 RESULTS - Page 2

Q… How was business during the quarter?

Sales by Product

(in thousands)	Q4 2009 Net Sales	% of Total Sales	Net Sales % Chg Q4 09 v Q4 08	2009 Net Sales	% of Total Sales	Net Sales % Chg 2009 v 2008
Motors	$221,000	62%	(30)%	$976,000	64%	(23)%
Power Transmission	106,000	30%	(19)%	445,000	29%	(20)%
Other	29,000	8%	11%	103,000	7%	(14)%

International Sales	61,500	17%	(29)%	270,700	18%	(20)%

Sales to domestic OEMs declined 30% while sales to domestic distributors declined 14% for the quarter as compared to fourth quarter 2008. Our customers’ inventories appear to be lean, and we have seen no signs of restocking. Overall monthly sales improved sequentially throughout the quarter, and incoming order rates improved.

Generator sales grew by 48% for the quarter as compared to fourth quarter 2008 and 16% for the year as compared to 2008. We expect generator sales to continue to grow at a double-digit rate during 2010.

Sales of Super-E® motors declined 13% and overall motor sales declined 30% during the quarter as compared to fourth quarter 2008. Super-E motors represented 15% of motor sales during the quarter, and we expect them to comprise approximately 50% of our total motor sales in 2011 once the 2007 Energy Independence and Security Act takes effect in December of this year. We believe implementation of this Act will add $120 to $150 million of motor sales in 2011.

Q… How were international sales?

International sales of $61 million declined 29% compared to fourth quarter 2008. However, the incoming order rate improved during the fourth quarter, and that trend has continued into January 2010. Incoming orders exceeded shipments in almost all regions, and are particularly strong in China.

Selected Financial Data (unaudited)

(in thousands)	Q4 2009	Q3 2009
Cash	$15,270	$14,122
Net receivables	229,174	249,258
Inventories	276,564	288,470
Total outstanding debt	1,205,350	1,239,182
Shareholders’ equity	924,084	920,759

	2009	2008
YTD cash flows from operations	$214,105	$99,122

Q… Did you improve your balance sheet during the quarter?

Yes. Compared to third quarter 2009, collection of our accounts receivable (DSO) improved by 4 days, inventories declined by $12 million, and outstanding debt was reduced by approximately $34 million.

Q… Why did interest expense increase this year if debt was reduced so much?

In March 2009, we renegotiated the terms of our credit agreement. This eased the restrictions on our debt, however it resulted in a higher interest rate in 2009 than we had in 2008.

Q… What was the tax charge in the quarter?

The $3.0 million, $0.07 per diluted share, tax charge during the fourth quarter was due to a taxable dividend from one of our foreign subsidiaries. The dividend allowed us to repatriate funds that were used to repay debt. This transaction is also part of a long-term strategy that will enhance our ability to repatriate funds in the future.

Q… What are your expectations for raw material costs during 2010?

We are starting to see increased costs for steel, copper and cast iron, our largest raw material purchases. While they won’t have an impact on us in the first quarter, we expect they may lead to a sales price increase in the second quarter.

BALDOR ELECTRIC COMPANY FOURTH QUARTER AND YTD 2009 RESULTS - Page 3

Q… What is your target for debt reduction in 2010?

Our goal is to reduce debt by a minimum of $75 million during 2010. Since taking on the $1.55 billion debt three years ago, we have repaid $347 million.

Q… What do you expect the tax rate to be in 2010?

The 2010 tax rate will be approximately 37%.

Q… What will capital expenditures be during 2010?

We plan to invest $35 million in capital expenditures in 2010 compared to $37 million in 2009. This investment will allow us to make further investments in new products as well as plant productivity improvements throughout the year.

Q… What is your outlook for all of 2010?

2009 was a very difficult year. We believe that during the year we made many decisions that will benefit us in the long-term. During 2009, we invested in both new products and new customers, improved productivity in our plants, and reduced costs by $115 million on an annual basis. As a result of these investments and an improving incoming order rate, we expect an increase in sales and earnings in 2010.

Q… When is your next public update?

A conference call will be held Friday, February 5, 2010, at 10:00 a.m. central time. Participants may listen to the discussion through the Company’s website at www.baldor.com or by calling 1-800-920-4315. A replay will be available through February 12, 2010, and can be accessed by calling 1-800-314-3564 (reservation 21455754).

Management will meet with investors and make presentations at the Gabelli Pump, Valve and Motor Symposium in New York on February 25, 2010 (webcast live) and the BB&T Manufacturing & Materials Conference in New York on March 24, 2010.

For more information contact:

John McFarland, Chairman and CEO	Phone:	479-648-5769
Ron Tucker, President and COO	Website:	www.baldor.com
Tracy Long, Vice President Investor Relations	Email:	Investorinfo@baldor.com

(1) Non-GAAP Financial Measures. Baldor reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP financial measures provide financial statement users meaningful comparisons between current and prior period results. Certain items discussed in this press release are considered non-GAAP financial measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results.

Forward-Looking Statement

This document contains forward-looking statements; in other words, they are not historical facts. The forward-looking statements in this document (which might include but are not limited to “estimate”, “think”, “intend”, “may”, “could”, “would”, “anticipate”, “depend”, “predict”, “can”, “assume”, “optimistic”, “will”, “continue”, “expect”, “believe”, “should”, “forecast”) are based on Baldor’s current expectations, and they are subject to risks and uncertainties. Therefore, please remember that forward-looking statements are not guarantees of future performance and they do involve risks and uncertainties. As a result of many factors, Baldor’s actual results could differ materially from those projected in the forward-looking statements. Some of the factors that might cause such differences include (i) changes in economic conditions, (ii) developments or new initiatives by our competitors in the markets in which we compete, (iii) fluctuations in the costs of select raw materials, (iv) success in increasing sales and maintaining or improving the operating margins of Baldor, and (v) other factors, including those identified in Baldor’s filings made with the Securities and Exchange Commission. Please read these statements in conjunction with Baldor’s most recent Form 10-K and other reports we have filed with the Securities and Exchange Commission. These reports contain discussions of Baldor’s business and of various factors that could affect it.

SOURCE Baldor Electric Company BEZ-G